Exhibit 99.1

For Immediate Release	January 6, 2005

N E W S            R E L E A S E

METALINE CONTACT MINES ANNOUNCES GOLD PRODUCTION

MURRAY ID. Metaline Contact Mines (OTCBB: MTLI) has announced that its Golden Chest Mine will begin commercial production of gold in the spring. Production will originate from a high-grade ore shoot of the Katie-Dora Vein encountered by the new exploration/development ramp driven by New Jersey Mining Company in mid 2004.

“This is incredible; the first on-going commercial production of gold from the Golden Chest Mine in almost 70 years, and its going to happen in my lifetime”, said John Beasley, Chief Financial Officer of Metaline Contact Mines, and underlying owner of the mine.

On January 3, 2005, Metaline Contact Mines executed a long-term Mining Lease with New Jersey Mining Company, who will operate the project. New Jersey Mining had been exploring the mine under an exploration agreement with an option to lease.

The Golden Chest Mine, located 1.2 miles east of Murray, Idaho, is situated in Murray district, a sub-district of the northeastern extension of the world famous Coeur d’Alene Mining District in North Idaho. Gold production from the Murray district is estimated at 300,000 ounces, including 200,000 ounces from placers, predominately in the late 1800’s. As the largest lode producer of gold in both the Murray and Coeur d’Alene districts, at 65,000 ounces, the Golden Chest Mine is considered historic in the evolution of mining in North Idaho.

Beasley also stated that New Jersey Mining plans to continue its exploration of the deeper gold resources in the Idaho Vein area of the Golden Chest. Drilling in 2004 successfully intercepted a high-grade gold bearing vein construed to be the Idaho Vein that measured 57.7 feet and assayed 0.141 ounces of gold per ton, including 19.35 feet that assayed 0.296 ounces of gold per ton. More drilling is required to fully evaluate the Idaho Vein, but the 2004 results suggest that the Golden Chest Mine may host a large tonnage underground gold deposit.

Metaline Contact Mines develops and acquires royalty interests in mineral projects of unusual merit, including its Golden Chest Mine and its Pend Oreille/Metaline Zinc Mines.

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Contact:	John W. Beasley, Secretary/Treasurer/CFO Tel/Fax: 920-987-5317 E-mail: info@ metalinecontactmines.com

This release contains certain “forward-looking” statements within the meaning of the Federal Securities Laws. Such statements are based on assumptions that the Company believes are reasonable but which are subject to a wide range of uncertainties and business risks. Factors that could cause actual results to differ from those anticipated are discussed in the Company’s periodic filings with the Securities and Exchange Commission including its annual report on Form 10-KSB for the year ending December 31, 2004.

Further information about Metaline Contact Mines can be reviewed on the website of the Securities and Exchange Commission at www.sec.gov, or the Company’s website at www.metalinecontactmines.com.